                                     FORM 4

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

     (Print or Type Responses)

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1.   Name and Address of Reporting Person*

Fritz                               Paul
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   (Last)                           (First)             (Middle)

                            833 Cumberland Avenue
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                                    (Street)

Park Ridge,                         Illinois             60068
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   (City)                           (State)              (Zip)

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2.   Issuer Name and Ticker or Trading Symbol

GlobalNet, Inc. (GBNE)
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3.   IRS or Social Security Number of Reporting Person, if an entity (Voluntary)

###-##-####
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4.   Statement for Month/Year

1/02
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5.   If Amendment, Date of Original (Month/Year)

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6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     [X]  Director                             [_]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)


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7.   Individual or Joint/Group Filing (Check Applicable Line)

     [X]  Form filed by One Reporting Person
     [_]  Form filed by More than One Reporting Person
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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                   2.               Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                 Transaction      (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                  Date             ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                        (Month/Day/Year)   Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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Common Stock ($.001 par value)    1/15/02            S               2,000       D      $0.82    1,306,846      D
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Common Stock ($.001 par value)    1/15/02            S              10,000       D      $0.82    1,296,846      D
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*  If the form is filed by more than one reporting person, see Instruction
   4(b)(v).

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Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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Options(1)          $16.00   9/14/00                         9/14/02           Common    100,000        100,000(1)  D
                                                                               Stock
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Options(2)          $0.46    10/29/01 A        25,000       10/29/03           Common     25,000         25,000     D
                                                                               Stock
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Explanation of Responses:

(1) On September 14, 2000, Issuer granted Reporting Person 100,000 options to acquire 100,000 shares of common stock of Issuer as compensation as an outside director. The options have an exercise price of $16.00 and vest on September 14, 2002.

(2) On October 29, 2001, Issuer granted Reporting Person 25,000 options to acquire 25,000 shares of common stock of Issuer as compensation as an outside director. The options have an exercise price of $0.46 and vest on October 29, 2003.


/s/ Paul Fritz                                           January 16, 2002
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      **Signature of Reporting Person                             Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

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